Exhibit 99.2

CONSENT OF PIPER JAFFRAY & CO.

Sand Holdco PLC

1 Fetter Lane

London, EC4A 1BR

United Kingdom

The Board of Directors:

We understand that Sand Holdco PLC (the “Company”) has determined to include our opinion letter (the “Opinion”), dated February 25, 2015, to the Board of Directors of Cyberonics, Inc. (“Cyberonics”) as part of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the proxy statement/prospectus that forms a part of the Registration Statement to be delivered to Cyberonics’ stockholders in connection with the proposed merger involving Cyberonics and Sorin S.p.A.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex C to, and references thereto under the headings “Summary—Opinion of Piper Jaffray as Financial Advisor to Cyberonics”; “Risk Factors—Risk Factors Relating to the Mergers” and “—Risk Factors Relating to the Combined Company Following Completion of the Mergers”; and “The Mergers—Background of the Mergers”, “—Cyberonics Reasons for the Mergers and Recommendation of the Cyberonics Board” and “—Opinion of Piper Jaffray as Financial Advisor to Cyberonics” in the proxy statement/prospectus that forms a part of, the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ PIPER JAFFRAY & CO.

PIPER JAFFRAY & CO.

April 20, 2015